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                                                                     Exhibit 3-2


                             CERTIFICATE OF TRUST

                                      OF

                                PG&E CAPITAL II


          THIS CERTIFICATE OF TRUST of PG&E Capital II (the "Trust"), dated August 14, 1995, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. (S) 3801 et seq.).

          (i) Name. The name of the business trust being formed hereby is PG&E Capital II.

         (ii) Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Michael J. Majchrzak, c/o FCC National Bank, 300 King Street, Wilmington, Delaware 19801.

        (iii) Counterparts. This Certificate of Trust may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

         (iv) Effective Date. This Certificate of Trust shall be effective as of its filing.

          IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

                                       THE FIRST NATIONAL BANK OF
                                       CHICAGO, as Trustee


Gabriel B. Togneri                     By: John R. Prendiville
------------------------------            -----------------------------
Gabriel B. Togneri, as Trustee           Name: John R. Prendiville
                                         Title: Vice President

Leslie Guliasi                         Michael J. Majchrzak
------------------------------         --------------------------------
Leslie Guliasi, as Trustee             Michael J. Majchrzak, as Trustee


Alan H. Lindstrom
------------------------------
Alan H. Lindstrom, as Trustee